Exhibit 20.1

TOTAL FINA ELF

TOTAL FINA ELF S.A.

A French société anonyme
Share capital : 6,871,905,100 Euros
Registered Office 2, PLACE DE LA COUPOLE, LA DEFENSE, COURBEVOIE (92400)
542 051 180 R.C.S. NANTERRE

NOTICE OF MEETING OF SHAREHOLDERS

ANNUAL MEETING OF SHAREHOLDERS

(ORDINARY AND EXTRAORDINARY)
OF MAY 6, 2003

The shareholders of TOTAL FINA ELF S.A.

are invited to attend the Annual Meeting of Shareholders (Ordinary and Extraordinary)
on Tuesday, May 6, 2003 at 10:00 a.m. at the Palais des congrès
2, place de la Porte Maillot, 75017 Paris (France)

NOTICE OF MEETING

The shareholders of Total Fina Elf S.A. (the “Company”) are

advised that the Annual Meeting of Shareholders (Ordinary and Extraordinary) is to be held on
Tuesday, May 6, 2003 at 10:00 a.m. at the
Palais des congrès
2, place de la Porte Maillot, 75017 Paris (France)

      Pursuant to French law, the Annual Meeting of Shareholders (the “Meeting”) will consist of an Ordinary Meeting of Shareholders (“assemblée générale ordinaire”) and of an Extraordinary Meeting of Shareholders (“assemblée générale extraordinaire”). In conformity with French law, an initial meeting is scheduled for Wednesday, April 23, 2003, at the Company’s corporate headquarters. If the necessary quorum is not obtained, the meeting will be reconvened on Tuesday, May 6, 2003 at 10:00 a.m. in order for the resolutions pertaining thereto to be approved.

      All holders of Ordinary Shares are entitled to participate in this Annual Meeting of Shareholders, whatever the number of shares held, or to be represented at the Meeting by another shareholder or an officer of the Meeting, or by their spouse, or to cast votes by mail.

      In order to participate or to be represented at the Meeting, holders of American Depositary Receipts (evidencing American Depositary Shares “ADSs”, each ADS representing one half of one Ordinary Share), should contact The Bank of New York at (800) 753-7230.

      Holders of ADSs may exercise voting rights with respect to the ADSs by completing the voting instructions prepared by the Bank of New York which are being delivered together with the Notice of Meeting addressed to holders of ADSs.

      This Notice of Meeting has been prepared in summary form for holders of ADSs. Holders of ADSs wishing to obtain a copy of the Notice of Meeting addressed to holders of Ordinary Shares should contact the Company’s New York Investor Relations office at ir.nyc@totalfinaelf.com or at (212) 922-3030.

I — Resolutions within the authority of an Ordinary General Meeting (resolutions 1 to 15)

FIRST RESOLUTION (Approval of certain reports and of the parent company’s financial statements)

      The reports by the Board of Directors and by the Auditors having been made available to the shareholders, the shareholders hereby approve such reports in their entirety together with the balance sheet and the financial statements of Total Fina Elf S.A. for the fiscal year ended December 31, 2002.

SECOND RESOLUTION (Approval of the consolidated financial statements)

      The reports by the Board of Directors and by the Auditors having been made available to the shareholders, the shareholders hereby approve the consolidated financial statements of Total Fina Elf S.A. for the fiscal year ended December 31, 2002.

THIRD RESOLUTION (Allocation to the special reserve for long-term capital gains)

      In accordance with Article 209 quater of the French General Tax Code, and of Article 120.3 of Appendix II of the same Code, the shareholders hereby allocate to the special long-term capital gains reserve of Total Fina Elf S.A., the amount of €697,385,242 from the following sources: €141,928,646 shall be deducted from the reserve account and €555,456,596 shall be deducted from the carry-forward account (which account will be reduced from €1,872,366,907 to €1,316,910,311).

FOURTH RESOLUTION (Allocation of income, approval of the dividend)

      The shareholders acknowledge that the income for the 2002 fiscal year amounts to €2,410,411,788. Taking into account available retained earnings of €1,316,910,311, the amount of net income to be allocated is €3,727,322,099. The shareholders further acknowledge that there were 688,102,696 shares entitled to the fiscal year 2002 dividend. Accordingly, upon the recommendation of the Company’s Board of Directors, the shareholders hereby approve the allocation of the Company’s net income as follows:

Dividend	€2,821,221,054

Retained earnings	906,101,045

€3,727,322,099

      Accordingly, the dividend paid per share shall be 4.1 euros, to which a French tax credit (avoir fiscal) may be available to certain shareholders in accordance with French law in effect.

      The dividend of 2,821,221,054 euros shall be paid to holders of Ordinary Shares in cash on May 16, 2003.(1)

Dividends per Ordinary Share distributed over the previous three years

	2001	2000	1999

Total dividend (in millions of euros)	2,608.3	2,361.0	1,690.2

Ordinary Shares outstanding	686,406,263	715,453,232	719,236,504

Dividend per Ordinary Share in euros	3.8	3.3	2.35

FIFTH RESOLUTION (Agreements mentioned in article L. 225-38 of the French Code of Commerce)

      The special report by the auditors concerning the agreements mentioned in article L.225-38 of the Code of Commerce having been made available to the shareholders, the shareholders hereby acknowledge the contents of this report.

SIXTH RESOLUTION (Authorization to trade the Company’s shares)

      The report by the Board of Directors and the report by the Auditors containing the elements appearing in the information statement approved by the French Securities Commission (Commission des Opérations de Bourse) having been made available to the shareholders, the shareholders hereby authorize the Company, pursuant to the provisions of Article L.225-209 of the French Code of Commerce, to purchase or sell Company shares within the framework of a share buy-back program.

      The purchase, sale or transfer of such shares may be carried out by any means on the market or by private contract including by acquisition or disposal of blocks of shares, including the use of any derivative financial instrument traded on an exchange or in a private transaction, as well as the use of option strategies under the conditions authorized by the competent market authorities.

      These transactions may be carried out at any time including during a public tender offer in accordance with the applicable rules and regulations in effect.

      The maximum purchase price is set at 250 euros and the minimum sale price at 100 euros.

      In case of a capital increase by incorporation of reserves and allocation of free shares as well as in the case of a stock split or reverse stock split, the prices indicated above shall be adjusted by application of a multiplying coefficient equal to the ratio between the number of the securities constituting the capital before the capital change and the said number after the capital change.

(1)	Note to holders of ADSs: The Bank of New York, as depositary, intends to make the dividend payment to holders of American Depositary Receipts on or about June 9, 2003 to ADR holders of record as of May 15, 2003.

      The maximum number of shares that may be held or purchased by virtue of this authorization may not at any time exceed 10% of the total number of shares constituting the share capital, reduced by the shares held by the Company’s direct or indirect subsidiaries.

      On an indicative basis, as of December 31, 2002 the Company held, among the 687,190,510 shares constituting its share capital, 21,021,880 shares directly and 25,082,217 shares held through direct or indirect subsidiaries. Taking such shares into account, the maximum number of shares that the Company could repurchase comes to 22,614,954 shares, and the maximum amount that the Company may spend to acquire the said shares comes to €5,653,738,500.

      The objectives of the share buy-back program are in descending order of priority, as follows:

•	the management of cash flow or of shareholders’ funds if it appears that implementation of this program constitutes an appropriate solution;

•	the application of programs for purchasing or selling Company shares within the framework of share purchase option plans;

•	the repurchase of a number of shares corresponding to the shares issued or to be issued following exercise of subscription options for the Company’s shares;

•	the repurchase of a number of shares corresponding to the shares to be delivered to the beneficiaries of options for subscription to or purchase of Elf Aquitaine shares in connection with the guarantee given by the Company, the terms of which were specified in the note concerning the revised bid of September 22, 1999 (COB approval no. 99-1179);

•	the repurchase of a number of shares corresponding to those issued or to be issued within the framework of capital increases reserved for employees;

•	the purchase and sale in light of market circumstances;

•	the price stabilization by systematic intervention against market trends.

      This program may also be used for the following reasons:

•	the implementation of a program regarding purchase of shares by employees, or any allocation of shares in connection with employee profit-sharing;

•	the repurchase of shares intended for exchange or other payment, within the framework of mergers or acquisitions;

•	the repurchase of shares in connection with the issue of rights attached to securities granting a right to allocation of Company shares by redemption, conversion, exchange, presentation of a warrant or in any other way.

      The program may also be used to enable the Company to intervene on the stock market or off the exchange on its shares for any other legally permissible reason, or reason which might become legally permissible by applicable law or regulations then in effect. In such a case, the Company would inform its shareholders by way of a press release.

      Depending on these objectives, the shares acquired may be: retained; cancelled within the maximum legal limit of 10% of the total number of shares constituting the share capital on the date of the transaction, for each 24-month period; delivered to the recipients of purchase options in case of exercise thereof; or transferred, by any way whatsoever and particularly by transfer on the market or by private contract, by transfer of blocks, by exchange of securities as payment for an acquisition, or within the framework of public purchase, exchange or sale offers.

      The acquired shares may also be:

•	transferred to employees, directly or through the intermediary of payroll savings funds, or

•	delivered following exercise of rights attached to securities creating a right to attribution of Company shares by redemption, conversion, exchange, presentation of a warrant or in any other way.

      The shares repurchased and held by the Company will not have voting and dividend rights while so held. This authorization is granted for a period of 18 months starting on the day of the present meeting or until the date of its renewal by an Ordinary Meeting of Shareholders before the expiration of such 18-month period. Full powers are granted to the Board of Directors, with a right of delegation, in order to implement the present authorization. It cancels and replaces the sixth resolution of the Combined Meeting of Shareholders held on May 7, 2002.

SEVENTH RESOLUTION (Ratification of the Cooptation of a Director)

      The shareholders hereby ratify the appointment of Mr. Maurice Lippens, as Director, co-opted by the Board of Directors in its meeting of February 19, 2003, to replace Baron Goossens, for the period remaining on such director’s, that is until the Meeting of Shareholders held to approve the financial statements for the 2004 fiscal year.

EIGHTH RESOLUTION (Renewal of the Director’s term of Mrs. Anne Lauvergeon)

      The shareholders hereby renew the Director’s term of Mrs. Anne Lauvergeon for a period of three years, expiring at the conclusion of the Meeting of Shareholders called to approve the financial statements for the 2005 fiscal year.

NINTH RESOLUTION (Renewal of the Director’s term of Mr. Daniel Bouton)

      The shareholders hereby renew the Director’s term of Mr. Daniel Bouton for a period of three years, expiring at the conclusion of the Meeting of Shareholders called to approve the financial statements for the 2005 fiscal year.

TENTH RESOLUTION (Renewal of the Director’s term of Mr. Bertrand Collomb)

      The shareholders hereby renew the Director’s term of Mr. Bertrand Collomb for a period of three years, expiring at the conclusion of the Meeting of Shareholders called to approve the financial statements for the 2005 fiscal year.

ELEVENTH RESOLUTION (Renewal of the Director’s term of Mr. Jacques Friedmann)

      The shareholders hereby renew the Director’s term of Mr. Jacques Friedmann for a period of three years, expiring at the conclusion of the Meeting of Shareholders called to approve the financial statements for the 2005 fiscal year.

TWELFTH RESOLUTION (Renewal of the Director’s term of Mr. Antoine Jeancourt-Galignani)

      The shareholders hereby renew the Director’s term of Mr. Antoine Jeancourt-Galignani for a period of three years, expiring at the conclusion of the Meeting of Shareholders called to approve the financial statements for the 2005 fiscal year.

THIRTEENTH RESOLUTION (Renewal of the Director’s term of Mr. Michel Pébereau)

      The shareholders hereby renew the Director’s term of Mr. Michel Pébereau for a period of three years, expiring at the conclusion of the Meeting of Shareholders called to approve the financial statements for the 2005 fiscal year.

FOURTEENTH RESOLUTION (Renewal of the Director’s term of Mr. Jürgen Sarrazin)

      The shareholders hereby renew the Director’s term of Mr. Jürgen Sarrazin for a period of three years, expiring at the conclusion of the Meeting of Shareholders called to approve the financial statements for the 2005 fiscal year.

FIFTEENTH RESOLUTION (Renewal of the Director’s term of Mr. Pierre Vaillaud)

      The shareholders hereby renew the Director’s term of Mr. Pierre Vaillaud for a period of three years, expiring at the conclusion of the Meeting of Shareholders called to approve the financial statements for the 2005 fiscal year.

II —	Resolutions within the authority of an Extraordinary General Meeting (resolutions 16 to 18)

SIXTEENTH RESOLUTION (Amendment of Article 2 of the Articles of Incorporation concerning the Company name)

      The shareholders hereby approve the change in the Company’s name from “TOTAL FINA ELF S.A.” to “TOTAL S.A.” and accordingly amend Article 2 of the Articles of Incorporation as follows:

      “Article 2 — Name: The name of the company is: TOTAL S.A.”.

SEVENTEENTH RESOLUTION (Amendment of Article 11 of the Articles of Incorporation to allow for the appointment of Director who is an employee shareholder)

      The shareholders, after having examined the report by the Board of Directors (indicating, among other matters, that employees of the Company hold more than 3% of the Company’s voting shares, and that French law requires the Company to allow employees to appoint a Director representing them), hereby acknowledge the contents of the report and accordingly amend Article 11 of the Articles of Incorporation as follows:

      “Article 11 — Board of Directors:

1.	The Company is administered by a Board of Directors, the minimum and maximum number of members of which are defined by applicable law in effect from time to time. (unchanged).

2.	The permanent representative of a legal person appointed as a director must be approved in advance by the Board of Directors. Such representatives must be less than 70 years old. (unchanged).

3.	Each director must own at least five hundred shares during his term of office. (unchanged).

4.	The term of office for directors is set by the shareholders acting in an Ordinary Meeting of Shareholders for a term of office not to exceed three years, subject to applicable law that may allow extension of the duration of a given term until the next Ordinary Meeting of Shareholders held to approve the financial statements. (unchanged).

5.	The number of directors acting in their own capacity or as permanent representatives of a legal entity more than 70 years old may not exceed one-third of the sitting directors as determined on the last day of each fiscal year. If this proportion is exceeded, the oldest Board member is automatically considered to have resigned. (unchanged).

(new provisions set forth below)

6.	When at the close of a financial year, the portion of capital owned — within the framework provided by the provisions of Article L. 225-102 of the Code of Commercial Law — by the Company’s personnel and that of the companies affiliated to it as per Article L. 225-180 of said code, represents over 3%, a director representing employee shareholders is appointed at the Annual Meeting of Shareholders in accordance with the procedures laid down in regulations in force, and these Articles of Incorporation, insofar as the Board of Directors does not include among its members a Director who is an employee shareholder or an elected employee.

7.	Candidates for appointment to the office of employee shareholder Director are selected on the following basis:

a)	When the voting rights linked to shares held by employees or by investment trusts of which they are beneficiaries are exercised by members of the Board of Trustees of such investment trusts, candidates are selected by such Board among its members.

b)	When voting rights linked to shares held by employees (or by investment trusts of which they are beneficiaries) are exercised directly by such employees, candidates shall be appointed further to a vote as per Article L.225-106 of the Code of Commercial Law, either by employee shareholders in a meeting convened specifically for such purpose, or by a vote in writing. Only candidates put forward by a group of shareholders representing at least 5% of the shares held by employees exercising their individual voting rights shall be admissible.

8.	Procedures for appointing candidates when such provisions are not laid down in law and regulations in force, or by these Articles of Incorporation, shall be determined by the Chairman of the Board of Directors, in particular with respect to the timing of the appointment of such candidates.

9.	A list of all validly appointed candidates shall be prepared. This list shall comprise at least two names. The list of candidates shall be appended to the notice convening the Meeting of Shareholders called to appoint the Director representing employee shareholders.

10.	The Director representing employee shareholders shall be appointed at the Annual General Meeting of Shareholders on the same terms as those applicable to all appointments of Directors. The Board of Directors shall table the list of candidates at the Meeting of Shareholders by order of preference, and may give its approval to the first candidate appearing on this list. The candidate referred to above who shall have received the greatest number of votes by the shareholders present or represented at the Annual General Meeting of Shareholders shall be appointed as the Director representing employee shareholders.

11.	Such Director shall be disregarded for the purposes of determining the maximum number of Directors stipulated under Article L.225-17 of the Code of Commercial Law.

12.	The term in office of any Director representing employee shareholders shall be three years. However, his term in office shall end forthwith, and the Director representing employee shareholders shall be considered to have resigned automatically upon ceasing to be an employee of the Company (or of a company or economic interest group affiliated to it as per Article L.225-180 of the Code of Commercial Law) or a shareholder (or a member of an investment fund, at least 90% of whose assets comprise the Company’s shares). Until the date of the appointment or replacement of any Director representing employee shareholders, the Board of Directors may hold meetings and vote validly.

13.	In the event the seat of Director representing employee shareholders shall become vacant, for any reason whatsoever, such Director shall be replaced in the manner specified above, such Director to be appointed at the Annual General Meeting of Shareholders for a new three-year term.

The provisions governing paragraph six of this Article shall cease to apply when, at the close of a given financial year, the percentage of equity held by the Company’s personnel and that of the companies affiliated to it as per aforementioned Article L. 225-180, within the framework stipulated by the provisions of aforementioned Article L.225-102, is equal to less than 3% of all issued share capital of the Company; notwithstanding the foregoing, the term of any Director appointed pursuant to paragraph six shall only expire at its term.

14.	The provisions governing paragraph three of this Article shall not apply to such Director. Nonetheless, any Director representing employee shareholders shall hold, either individually, or through an investment trust governed by Article L. 214-40 of the Monetary & Financial Code, at least one share or a number of shares in an investment trust amounting to at least one share.”

      (The Board of Directors of the Company recommends that shareholders vote FOR resolutions 1-17.)

EIGHTEENTH RESOLUTION (Amendment of the Company’s Articles of Association allowing for the election of an employee director)

      (The Board of Directors of the Company recommends that shareholders vote AGAINST this proposed resolution)

      The shareholders, after having examined the report by the Board of Directors, added the following point to Article 11 of the Articles of Incorporation:

      A Director is elected by the Company’s employees and by those of the direct or indirect subsidiaries whose registered offices are located in France. The procedures governing this election are determined by the provisions of the Code of Commercial Law and by these Articles of Incorporation. His term in office is three years. However, his term will end forthwith when he no longer satisfies the conditions of eligibility stipulated in Article L.225-28 of the Code of Commercial Law, or in the event of the termination of the employment contract as per Article L.225-32 of said Code. For the seat to be filled, the election takes place in a two-round election on a majority basis.

      The Company’s employees and those of its subsidiaries, such as defined above, who satisfy the conditions required by law, are electors and eligible. Each candidate’s nomination shall include, in addition to the candidate’s name, the name of his possible replacement in the event of a vacancy for any cause whatsoever.

      The candidate who has obtained the absolute majority of the votes cast, during the first round of votes, and the relative majority during the second round, is considered as elected. The elections are organized every three years so that a second round of voting can take place no less than fifteen days prior to the normal term of the mandate of the outgoing director.

      In all events in which the maintaining in office of a director elected by the personnel on the payroll, such as stipulated in these Articles of Incorporation, were to require new elections, these elections would be organized as rapidly as possible. The new director designated in this manner will enter office as soon as the results are made public and, up until this date, the Board of Directors may convene and vote valid decisions.

      The procedures for electing the Directors representing the employees are determined by Articles L.225-27 and L.225-34 of the Code of Commercial Law, and by these Articles of Incorporation. Candidacies other than those presented by a representative union as per Article L.423-2 of the Labor Code, must be accompanied by a document indicating the names and signatures of the one hundred employees presenting the name of the candidate and of his possible replacement. The election calendar as well as the voting procedures not specified in the Code of Commercial Law or in these Articles of Incorporation are determined by the Chairman of the Board of Directors with the power to delegate his powers. This Director is not taken into account in determining the minimum number and the maximum number of directors stipulated by Article L.225-17 of the Code of Commercial Law.

      The foregoing resolutions are presented in summary form, and are translated from the original resolutions in French.